News Release: IMMEDIATE RELEASE

For further information, contact:

Suzie Singer, Corporate Communications	812.376.1917
Greg Ehlinger, Chief Financial Officer	812.376.1935
Conference call 1:00 EST January 23, 2002	888.867.5803
Replay (passcode: 5261342)	888.843.8996

IRWIN FINANCIAL CORPORATION ANNOUNCES

FOURTH QUARTER AND ANNUAL EARNINGS

  Fourth Quarter 2001: Revenues Increase 49 Percent

Net Income of $12.1 million and Earnings Per Share of $0.53, Up 26 and 18 Percent, Respectively, on Strong Mortgage Loan Originations
  Full Year 2001: Revenues Increase 35 Percent

Net Income of $45.5 million and Earnings Per Share of $2.00, Up 28 and 20 Percent, Respectively

(Columbus, IN, January 23, 2002) Irwin Financial Corporation (NYSE: IFC), an interrelated group of specialized financial services companies focusing on mortgage banking, home equity lending and small business lending, today announced net income in the fourth quarter of 2001 of $12.1 million or $0.53 per share, compared with net income of $9.6 million or $0.45 per share during the same period in 2000, an increase in earnings of 26 percent and an increase in earnings per share of 18 percent. The increase is largely due to strong first mortgage loan originations. Improved profits in the commercial banking line of business also contributed to the record results.

Fourth quarter 2001 revenues totaled $117.7 million, an increase of $39 million or 49 percent compared with a year earlier. Return on average common equity during the fourth quarter was 21.0 percent.

For the entire year of 2001, revenues totaled $401.0 million and net income was $45.5 million, increases of 35 percent and 28 percent, respectively, over 2000. Return on average common equity was 21.8 percent in 2001.

"Results in the fourth quarter again reflected the value of our diversified revenue base," said Will Miller, Chairman of Irwin Financial. "During a period when the recession in the national economy substantially reduced commercial activity and increased credit costs, we were well-positioned through our mortgage operations to take advantage of lower interest rates. Revenues from the resulting strong mortgage loan production offset the negative effects of the recession on our lending and private equity portfolios."

Financial highlights for the quarter and entire year included:

$ in millions, except EPS	4Q 2001	4Q 2000	Percent Change	YTD 2001	YTD 2000	Percent Change
Total Consolidated Net Revenues	$117.7	$79.1	49%	$401.0	$297.3	35%
Net Income:
> Mortgage Banking	12.8	3.1	318	38.1	13.0	193
> Home Equity Lending	5.6	8.0	-30	16.2	18.5	-12
> Commercial Banking	3.0	1.7	73	8.9	7.1	26
> Equipment Leasing (pre-tax)	-1.7	-0.2	-744	-4.4	-2.6	-71
> Venture Capital	-3.4	-1.4	-155	-6.5	2.7	N/A
> Parent and Other	-4.2	-1.7	-150	-6.8	-3.1	-121
Total Consolidated Net Income	12.1	9.6	26	45.5	35.7	28
Earning per Share (EPS)	0.53	0.45	18	2.00	1.67	20
Return on Average Equity	21.0%	20.7%		21.8%	20.8%

Significant Factors for the Fourth Quarter and Full Year 2001

  Lower interest rates led to record mortgage loan originations.
  Economic conditions resulting from the recession resulted in slower originations of non-mortgage products. Charge-offs and delinquencies increased during the quarter. The Corporation increased its loan loss and private equity valuation allowances to address this exposure.
  Delinquency ratio (30 days and beyond) trends for the Corporation's principal credit-related portfolios are shown below. These ratios remain within management's long-term expectations.
	Commercial Loans	Home Equity Loans	Equipment Leases
Owned Portfolio ($ Billion)	$1.5	$2.1	$0.3
30-Day + Delinquency
December 31, 2001	0.38%	5.07%	2.02%
September 30, 2001	0.08	4.71	2.41
December 31, 2000	0.46	4.31	1.06

Line of Business Results

Mortgage Banking

Net income at the Corporation's mortgage banking line of business (www.irwinmortgage.com) totaled $12.8 million in the fourth quarter of 2001, an increase of $9.7 million or 318 percent compared with the year earlier period due to strong mortgage originations. Net income totaled $38.1 million for the full year, an increase of 193 percent over 2000 results.

Reflecting an interest rate environment where the average GNMA note rate was approximately 1.1 percent lower than in the fourth quarter of 2000, mortgage loan originations totaled $2.8 billion during the fourth quarter, a year-over-year increase of $1.7 billion or 157 percent. Refinanced loans accounted for 64 percent of fourth quarter production, compared with 2 percent in the year earlier period. In addition, loans for the purchase of new homes increased 20 percent year-over-year.

The Corporation's mortgage servicing portfolio totaled $12.9 billion as of December 31, 2001, a year-over-year increase of 40 percent and a quarterly increase of $1.2 billion or 10 percent, reflecting increased production and greater retention of servicing on loans sold. The market value of the Corporation's servicing portfolio totaled $239.7 million as of December 31, 2001, compared with the balance sheet carrying value of $211.2 million, reflecting balance sheet valuation at the lower of cost or market.

Home Equity Lending

The Corporation's home equity lending business (www.ihe.com) earned $5.6 million during the fourth quarter of 2001, a $2.4 million or 30.1 percent decrease as compared to the fourth quarter of 2000. Net income for the full year totaled $16.2 million, a decrease of $2.2 million or 12.1 percent compared with 2000 results.

Although 30-day or greater delinquencies rose during the quarter, overall credit performance for the business core high loan-to-value products continues to meet management's expectations and remains within the forecasts used for its loss reserve analysis. Loss rates on a previously discontinued low-balance loan program for loans originated principally during 1999, increased during the quarter and accounted for 76 percent of the net impairment charge of $6.0 million taken during the quarter. For the entire home equity portfolio, embedded loss reserves have been established for this line of business to provide for further increases in delinquencies throughout 2002, toward a peak of approximately 8.0 percent during the third quarter of 2002.

The managed and subserviced home equity portfolio totaled $2.3 billion at quarter-end, compared with $1.8 billion a year earlier, a 27.0 percent increase. Capitalized residual assets totaled $199 million as of December 31, 2001, or approximately 11.6 percent of the principal balance of its $1.7 billion securitized, residual home equity portfolio. The line of business delivered $195 million of loans into the secondary market as part of its fourth quarter 2001 funding activities and plans to deliver approximately another $31 million in the first quarter of 2002 to complete its delivery commitment to a securitization originally structured and sold in September 2001. Both deliveries are to be accounted for as sales (rather than secured financings) in accordance with SFAS 140. This line of business also sold approximately $35 million of first mortgage loans in a cash whole loan sale.

As previously announced, in December the company sold a 40 percent residual interest in home equity loans previously securitized in September 2000 (the Irwin Home Equity Trust, 2000-1) to an independent party. The transaction was the company's fourth sale of residual interests. Consistent with the three previous residual sales, the company sold the residual interest for a price approximating its current carrying value, establishing a market value for this residual consistent with the company's valuation assumptions. Net cash proceeds from the sale totaled $12.3 million or 11.3 percent of the underlying loan principal balance.

Commercial Banking

The commercial banking line of business (www.irwinunion.com) earned $3.0 million in the fourth quarter of 2001, an increase of $1.3 million or 73 percent compared with a year earlier. The increase in net income largely reflects year-over-year growth of $2.1 million or 23 percent in net interest income after provision for loan losses and a $1.0 million increase in other revenues, principally mortgage origination and other fees. Net income for 2001 totaled $8.9 million, a 26 percent increase over 2000.

The commercial banking loan portfolio of $1.5 billion increased $0.4 billion, or 42 percent year-over-year. The net interest margin for the line of business in the fourth quarter of 2001 was 3.77 percent, compared with 3.94 percent during the fourth quarter of 2000, reflecting excess liquidity during the quarter. Net interest margin for the year 2001 was 3.80 percent, compared with 4.25 percent during 2000. Average core deposits increased during the year to $1.0 billion, a 64 percent year-over-year increase, reflecting renewed efforts on deposit gathering initiatives.

Included in fourth quarter net income was $3.5 million in provision for loan and lease losses, a year-over-year increase of $2.4 million or 209 percent, reflecting portfolio growth, general economic conditions, and increased charge-offs at the commercial banking line of business. Net charge-offs totaled $1.1 million during the fourth quarter of 2001 or 0.29 percent of average loans on an annualized basis, and totaled $2.5 million or 0.19 percent of average loans for the year. The line of business's reserve to loans totaled 0.97 percent as of December 31, compared with 0.86 percent a year earlier.

Equipment Leasing

The Corporation's small-ticket leasing line of business which includes Irwin Business Finance, Onset Capital Corporation, and Irwin Franchise Capital Corporation (www.irwinbf.com), incurred a pre-tax loss of $1.7 million in the fourth quarter, compared with a pre-tax loss of $0.2 million a year earlier and a loss of $4.4 million pre-tax for the year, compared with a $2.6 million pre-tax loss in 2000.

The increased loss was principally the result of difficult economic conditions that led to higher levels of charge-offs and delinquencies, primarily on the company's domestic leases originated in 2000. To address these issues, the company's provision for loan and lease losses totaled $2.8 million during the fourth quarter, compared to $0.6 million a year ago. Lease charge-offs increased to $1.7 million during the fourth quarter, a $1.0 million year-over-year increase. The company tightened its underwriting criteria for its domestic broker business beginning in the first quarter of 2001. Leases originated since that time have shown improved performance. Lease and loan fundings totaled $46.4 million in the fourth quarter, a year-over-year increase of 24.8 percent. The equipment lease and loan portfolio totaled $264.8 million at year-end, a $109.9 million or 71 percent annual increase.

Venture Capital

Irwin Ventures (www.irwinventures.com) lost $3.4 million during the fourth quarter, compared with a loss of $1.4 million a year earlier, reflecting portfolio valuation adjustments due to limited new funding and reduced exit opportunities in the current environment for development stage companies. The company lost $6.6 million for the year, compared with net income of $2.7 million in 2000.

The company's investment portfolio had a $6.8 million carrying value as of December 31, 2001, compared with a cost basis of $10.7 million.

Parent and Other

The parent company and other consolidating entities recorded a net loss of $4.2 million in the fourth quarter, compared to a $1.7 million loss a year earlier. The change largely reflects increased operating expenses, including interest expense associated with a portion of the trust preferred securities issued during 2001 relating to capital not yet allocated to lines of business and a $1.9 million one-time compensation charge for the estimated future cost of key employee retention initiatives in the company's home equity lending business. The parent and consolidating entities recorded a loss of $6.8 million for the year, compared with a $3.1 million loss in 2000.

Balance Sheet

The Corporation's assets totaled $3.4 billion as of December 31, 2001, a $1.0 billion increase from a year earlier, reflecting increases in portfolio loans at the commercial banking and equipment leasing lines of business and increases in loans held for sale at the mortgage banking line of business. The Corporation's loan and lease portfolio totaled $2.1 billion as of December 31, 2001, an increase of $0.9 billion or 73 percent from a year earlier, reflecting loan growth and a reclassification of approximately $350 million of home equity loans from held for sale to held for investment categorization. Reflecting this reclassification, loans held for sale decreased 13 percent year-over-year to $0.5 billion. Risk-based assets totaled $4.3 billion at December 31, 2001, a 53 percent year-over-year increase, largely reflecting increases in the commercial loan and lease portfolios and growth of the home equity line of business.

Nonperforming assets (including other real estate owned of $4.4 million) were $23.5 million or 0.68 percent of total assets as of December 31, 2001, up from $10.1 million or 0.42 percent of total assets a year earlier. Net charge-offs for the quarter totaled $3.5 million, compared to $1.3 million a year earlier, reflecting increases at the commercial banking and leasing lines of business. The Corporation's on balance sheet allowance for loan and lease losses totaled $22.3 million as of December 31, 2001, compared with $13.1 million a year earlier. As of December 31, 2001, the consolidated on balance sheet ratio of allowance for loan and lease losses to total loans and leases was 1.04 percent, compared with 1.06 percent a year earlier. The Corporation also carries $135.9 million of undiscounted reserves embedded in the residuals held on its securitized home equity portfolio or 7.9 percent of the outstanding principal balance, compared with $81.2 million or 6.3 percent a year earlier.

The ratio of allowance for loan and lease losses to nonperforming loans and leases totaled 116 percent at year end 2001, compared with 182 percent a year earlier. In the third quarter, the Corporation's home equity line of business reclassified approximately $38.4 million of loans from "loans-held-for-sale" to "loans-held-for-investment." This reclassification created a valuation allowance under generally accepted accounting principles which, had the loans been classified as loans held-for-investment from their inception, would have been included in allowance for loan losses. Adjusted to include the valuation allowance associated with this reclassification, the ratio of allowance for loan losses to nonperforming loans as of December 31, 2001, would have been 137 percent.

On November 14, 2001, the Corporation sold $30 million of 9.95 percent trust preferred securities. These securities qualified immediately as Tier 2 regulatory capital and are eligible for inclusion in Tier 1 capital. The privately placed securities are callable at par beginning in December 2006 and mature in December 2031.

The Corporation had $232 million or $10.83 per share in common shareholders' equity as of December 31, 2001, a year-over-year per share increase of 21 percent. The Corporation's Tier 1 Leverage Ratio and Total Risk-based Capital Ratio were 9.4 percent and 10.8 percent, respectively, as of December 31, 2001, compared with 12.4 percent and 13.6 percent respectively, a year earlier. These compare to "well-capitalized" regulatory standards of 5.0 percent and 10.0 percent, respectively.

Pro Forma Capital Relative to New Regulation on Residuals

The Corporation's Tier 1 capital totaled $294.6 million as of December 31, 2001, or 6.8 percent of risk-weighted assets. On a pro forma basis, giving full effect to the new risk-weighted capital regulations regarding residual assets, as further adjusted to give effect to the net proceeds from the Corporation's planned $75 million common stock offering and prior to any residual asset reduction steps the Corporation is contemplating to reduce its concentration of residual assets or to reclassify for capital treatment purposes any of those residual assets, or any other changes, the Corporation's Tier 1 capital and Total Capital to Risk-weighted assets would be approximately 7.4 percent and 11.0 percent, respectively, as of December 31, 2001. The new capital rules do not become fully effective until December 31, 2002.

Forward Earnings Guidance

Given the current economic and business climate, the Corporation continues to expect estimated consolidated net income of approximately $36 million in 2002 and approximately $54 million in 20031, as previously announced. As announced in November 2001, recent changes in federal banking regulations for securitization residual interests have caused the Corporation to plan to eliminate its use of securitization structures which require use of gain-on-sale accounting under SFAS 140. This will have the effect of delaying income recognition for its home equity line of business. Although this change in accounting policy will delay income recognition in 2002, the Corporation expects to remain solidly profitable as it transitions off gain-on-sale accounting. In addition, management anticipates that, after 2002, it can again achieve its long-term financial objectives of annual earnings per share growth of at least 12 percent and return on common equity of greater than 15 percent.

[1]These estimates include $2.7 million of after-tax interest expense on convertible trust preferred securities, which would be added back to net income for purposes of calculating fully diluted earnings per share under generally accepted accounting principles. These estimates are based on various factors and current assumptions management believes are reasonable, including current industry forecasts of a variety of economic and competitive factors. However, projections are inherently uncertain, and actual earnings may differ significantly from these estimates in the future due to uncertainties and risks related to our business, including those that are described below.

About Irwin Financial

Irwin Financial Corporation (www.irwinfinancial.com) is an interrelated group of specialized financial services companies. The Corporation, through its five major subsidiaries -- Irwin Mortgage Corporation, Irwin Home Equity Corporation, Irwin Union Bank, Irwin Capital Holdings, and Irwin Ventures -- provides a broad range of financial services to consumers and small businesses in selected markets in the United States and Canada.

This press release contains forward-looking statements and estimates that are based on management's expectations, estimates, projections and assumptions. These statements and estimates include but are not limited to earnings estimates and projections of financial performance and profitability, and projections of business strategies and future activities. These statements involve inherent risks and uncertainties that are difficult to predict and are not guarantees of future performance. Words such as "expectations," "forecasts," "plans," "estimated," "planned," "is contemplating," "assumptions," "will," "expects," "estimates," "anticipates," and similar expressions, are intended to identify forward-looking statements. The Corporation undertakes no obligation to update publicly any of these statements in light of future events.

Actual future results may differ materially from what is projected due to a variety of factors including: potential changes in interest rates, which may affect consumer demand for our products and the valuation of our servicing portfolio; refinancing opportunities, which may affect the prepayment assumptions used in the Corporation's valuation estimates; unanticipated deterioration in the credit quality of our assets; difficulties in selling residual assets as contemplated; unanticipated difficulties in delivering home equity loans to the secondary market as planned; unanticipated difficulties in raising additional capital or expanding the Corporation's businesses; competition from other financial service providers for experienced managers as well as for customers; changes in the value of technology-related companies; legislative or regulatory changes, including changes in the interpretation of new regulatory capital rules; changes in applicable accounting policies or principles or their application to the Corporation's businesses; or governmental changes in monetary or fiscal policies. Further, uncertainty in the national economy following the events of September 11, 2001 may negatively impact the financial services industry or cause changes in or exaggerate the effects of the factors described above.

IRWIN FINANCIAL CORPORATION
Selected Consolidated Financial Highlights
($'s in thousands, except per share data)	2001	2000	% Change
Fourth Quarter
Net Interest Income	$42,961	$29,691	44.7%
Provision for Loan and Lease Losses	(8,143)	(1,793)	354.2
Noninterest Income	82,856	51,175	61.9
Total Net Revenues	117,674	79,073	48.8
Noninterest Expense	98,750	63,227	56.2
Income before Income Taxes	18,924	15,846	19.4
Income Taxes	6,925	6,295	10.0
Income before Minority Interest	11,999	9,551	25.6
Minority Interest	(71)	0	na
Net Income	12,070	9,551	26.4

Dividends on Common Stock	$1,384	$1,262	9.7

Diluted Earnings Per Share (24,137 Weighted Average Shares Outstanding)	$0.53	$0.45	17.8
Basic Earnings Per Share (21,261 Weighted Average Shares Outstanding)	0.57	0.46	23.9
Dividends Per Common Share	0.065	0.060	8.3
Common Stock Market Price:
High	$22.08	$22.00	0.4
Low	14.49	13.25	9.4

Net Charge-Offs	$3,490	$1,285	171.6

Performance Ratios - Quarter to Date:
Return on Average Assets	1.39%	1.62%
Return on Average Equity	21.04%	20.70%

Year to Date
Net Interest Income	$147,149	$90,996	61.7%
Provision for Loan and Lease Losses	(17,505)	(5,403)	224.0
Noninterest Income	271,391	211,711	28.2
Total Net Revenues	401,035	297,304	34.9
Noninterest Expense	327,420	237,962	37.6
Income before Income Taxes	73,615	59,342	24.1
Income Taxes	28,624	23,676	20.9
Income before Minority Interest	44,991	35,666	26.1
Minority Interest	(350)	0	na
Income before Cumulative Effect of Change in Accounting Principle	45,341	35,666	27.1
Cumulative Effect of Change in Accounting Principle, Net of Tax	175	0	na
Net Income	$45,516	$35,666	27.6

Dividends on Common Stock	$5,519	$5,038	9.5

Diluted Earnings Per Share (24,173 Weighted Average Shares Outstanding)	$2.00	$1.67	19.8
Basic Earnings Per Share (21,175 Weighted Average Shares Outstanding)	2.15	1.70	26.5
Dividends Per Common Share	0.260	0.240	8.3
Common Stock Market Price:
High	$27.70	$22.00	25.9
Low	14.49	13.25	9.4
Closing	17.00	21.19	(19.8)

Net Charge-Offs	$8,206	$2,702	203.7

Performance Ratios - Year to Date:
Return on Average Assets	1.45%	1.76%
Return on Average Equity	21.83%	20.83%

At December 31:
Loans Held for Sale	$503,757	$579,788	(13.1)%
Loans and Leases in Portfolio	2,137,747	1,234,922	73.1
Allowance for Loan and Lease Losses	22,283	13,129	69.7
Total Assets	3,439,960	2,422,429	42.0
Total Deposits	2,309,018	1,443,330	60.0
Shareholders' Equity	232,074	189,925	22.2
Shareholders' Equity available to Common Shareholders (per share)	10.83	8.97	20.8
Average Equity/Average Assets (YTD)	6.65%	8.46%
Tier I Capital	$294,649	$250,825	17.5
Tier I Leverage Ratio	9.41%	12.41%
Total Risk-based Capital Ratio	10.81%	13.59%
Nonperforming Assets to Total Assets	0.68%	0.42%

IRWIN FINANCIAL CORPORATION
Selected Financial Highlights By Line of Business (continued)
($'s in thousands, except per share data)
Mortgage Banking	2001	2000	% Change
Fourth Quarter
Net Interest Income	$12,235	$3,644	235.8%
Provision for Loan Losses	(124)	291	(142.6)
Loan Origination Fees	18,910	9,270	104.0
Gain on Sales of Loans	38,537	11,624	231.5
Gain (Loss) on Sale of Servicing	2,315	13,097	(82.3)
Loan Servicing Fees	14,961	11,369	31.6
Amortization and Impairment of Servicing Assets,
Net of Hedging	(18,316)	(15,883)	15.3
Other Revenues	1,121	1,075	4.3
Total Net Revenues	69,639	34,487	101.9

Salaries, Pension, and Other Employee Expense	31,371	18,489	69.7
Other Expenses	17,916	11,023	62.5
Income Before Income Taxes	20,352	4,975	309.1
Income Taxes	7,558	1,913	295.1
Income Before Cumulative Effect of Change in Accounting Principle	12,794	3,062	317.8

Total Mortgage Loan Originations:	$2,837,698	$1,105,128	156.8
Percent retail	37.83%	34.24%
Percent wholesale	58.08%	56.78%
Percent brokered	4.09%	8.98%
Refinancings as a Percent of Total Originations	64.48%	23.74%

Year to Date
Net Interest Income	$30,261	$15,401	96.5%
Provision for Loan Losses	31	357	(91.3)
Loan Origination Fees	61,917	34,688	78.5
Gain on Sales of Loans	113,140	45,601	148.1
Gain (Loss) on Sale of Servicing	8,394	27,528	(69.5)
Loan Servicing Fees	52,837	50,309	5.0
Amortization and Impairment of Servicing Assets,
Net of Hedging	(42,135)	(37,490)	12.4
Other Revenues	5,016	4,538	10.5
Total Net Revenues	229,461	140,932	62.8

Salaries, Pension, and Other Employee Expense	110,542	72,818	51.8
Other Expenses	57,082	46,569	22.6
Income Before Income Taxes	61,837	21,545	187.0
Income Taxes	23,912	8,539	180.0
Income Before Cumulative Effect of Change in Accounting Principle	37,925	13,006	191.6
Cumulative Effect of Change in Accounting Principle	175	0	na
Net Income	$38,100	$13,006	192.9

Total Mortgage Loan Originations:	$9,225,991	$4,091,573	125.5
Percent retail	35.69%	35.70%
Percent wholesale	59.70%	55.66%
Percent brokered	4.61%	8.64%
Refinancings as a Percentage of Total Originations	54.10%	16.39%

At December 31:
Owned Servicing Portfolio Balance	$12,875,532	$9,196,513	40.0%
Weighted average interest rate	7.23%	7.76%
Delinquency ratio (30+ days):	7.80%	9.61%
FNMA/FHLMC	2.54%	4.64%
GNMA	9.62%	11.14%
Servicing Asset	$211,201	$121,555	73.7

IRWIN FINANCIAL CORPORATION
Selected Financial Highlights By Line of Business
($'s in thousands, except per share data)
Home Equity Lending	2001	2000	% Change
Fourth Quarter
Residual Asset Interest Income	$9,340	$6,494	43.8%
Interest Income - Unsold Loans and Other	5,173	7,842	(34.0)
Provision for Loan Losses	(1,736)	(327)	430.9
Trading Gains (Losses)	(3,697)	4,276	(186.5)
Loan Origination Fees	765	510	50.0
Gain on Sales of Loans, Including Points and Fees	20,840	12,033	73.2
Servicing Income, net	2,377	2,000	18.9
Other Revenues	9	21	(57.1)
Total Net Revenues	33,071	32,849	0.7

Salaries, Pension, and Other Employee Expense	14,095	12,373	13.9
Other Expense	9,678	7,179	34.8
Income before Income Taxes	9,298	13,297	(30.1)
Income Taxes	3,719	5,318	(30.1)
Net Income	$5,579	$7,979	(30.1)

Loan Volume	$346,851	$624,916	(44.5)
Secondary Market Delivery	229,492	209,391	9.6
Gain on Sale as Percentage of Loans Sold	9.08%	5.75%
Return on Average Equity	16.58%	41.27%

Year to Date
Residual Asset Interest Income	$31,929	$15,410	107.2%
Interest Income - Unsold Loans and Other	29,825	20,183	47.8
Provision for Loan Losses	(2,320)	(461)	403.3
Trading Gains (Losses)	(38,420)	14,399	(366.8)
Loan Origination Fees	1,639	951	72.3
Gain on Sales of Loans, Including Points and Fees	91,556	46,970	94.9
Servicing Income, net	10,138	5,976	69.6
Other Revenues	71	19	273.7
Total Net Revenues	124,418	103,447	20.3

Salaries, Pension, and Other Employee Expense	59,010	39,180	50.6
Other Expense	38,328	33,443	14.6
Income before Income Taxes	27,080	30,824	(12.1)
Income Taxes	10,832	12,330	(12.1)
Net Income	$16,248	$18,494	(12.1)

Loan Volume	$1,149,410	$1,225,955	(6.2)
Secondary Market Delivery	1,080,328	774,610	39.5
Gain on Sale as Percentage of Loans Sold	8.47%	6.06%
Return on Average Equity	15.15%	30.57%

At December 31:
Home Equity Loans (On balance sheet)	$346,192	$334,718	3.4%
Residual Asset	199,071	152,614	30.4
Managed Portfolio	2,064,542	1,625,719	27.0
Delinquency Ratio (30+ days)	5.07%	4.35%
Managed Portfolio, including subservicing	$2,317,975	$1,825,527	27.0
Delinquency Ratio (30+ days)	5.25%	4.31%

IRWIN FINANCIAL CORPORATION
Selected Financial Highlights By Line of Business (continued)
($'s in thousands, except per share data)
Commercial Banking	2001	2000	% Change
Fourth Quarter
Net Interest Income	$14,858	$10,345	43.6%
Provision for Loan and Lease Losses	(3,495)	(1,131)	209.0
Other Revenues	4,178	3,136	33.2
Total Net Revenues	15,541	12,350	25.8

Salaries, Pension, and Other Employee Expense	6,227	5,673	9.8
Other Expenses	4,390	3,795	15.7
Income Before Income Taxes	4,924	2,882	70.9
Income Taxes	1,922	1,142	68.3
Net Income	$3,002	$1,740	72.5

Return on Average Equity	11.41%	10.76%
Return on Average Assets	0.73%	0.63%
Net Charge-offs	$1,070	$462	131.6
Net Interest Margin	3.77%	3.94%

Year to Date
Net Interest Income	$50,999	$38,412	32.8%
Provision for Loan and Lease Losses	(7,900)	(2,933)	169.3
Other Revenues	14,999	11,974	25.3
Total Net Revenues	58,098	47,453	22.4

Salaries, Pension, and Other Employee Expense	25,411	21,507	18.2
Other Expenses	18,089	14,266	26.8
Income Before Income Taxes	14,598	11,680	25.0
Income Taxes	5,680	4,590	23.7
Net Income	$8,918	$7,090	25.8

Return on Average Equity	10.45%	12.31%
Return on Average Assets	0.64%	0.74%
Net Charge-offs	$2,484	$1,080	130.0
Net Interest Margin	3.80%	4.25%

At December 31:
Securities and Short-Term Investments	$43,346	$27,287	58.9%
Loans and Leases	1,514,957	1,067,980	41.9
Allowance for Loan and Lease Losses	(14,644)	(9,228)	58.7

Interest-Bearing Deposits	1,282,503	877,148	46.2
Noninterest-Bearing Deposits	173,873	121,744	42.8

Commercial Loan Delinquency Ratio (30+ days):	0.38%	0.46%

IRWIN FINANCIAL CORPORATION
Selected Financial Highlights By Line of Business (continued)
($'s in thousands, except per share data)
Equipment Leasing	2001	2000	% Change
Fourth Quarter
Net Interest Income	$3,235	$1,704	89.8
Provision for Loan and Lease Losses	(2,788)	(604)	361.6
Other Revenues	607	285	113.0
Total Net Revenues	1,054	1,385	(23.9)

Salaries, Pension, and Other Employee Expense	2,040	1,157	76.3
Other Expenses	705	425	65.9
Income Before Income Taxes and Minority Interest	(1,691)	(197)	758.4
Minority Interest	(28)	0	na
Income Before Income Taxes	($1,663)	($197)	744.2

Net Charge-Offs	$1,709	$750	127.9
Net Interest Margin	5.07%	4.93%
Total Fundings of Loans and Leases	$46,356	$37,145	24.8

Year to Date
Net Interest Income	$9,481	$3,196	196.7
Provision for Loan and Lease Losses	(6,939)	(1,513)	358.6
Other Revenues	1,695	799	112.1
Total Net Revenues	4,237	2,482	70.7

Salaries, Pension, and Other Employee Expense	6,471	3,298	96.2
Other Expenses	2,467	1,747	41.2
Income Before Income Taxes and Minority Interest	(4,701)	(2,563)	83.4
Minority Interest	(307)	0	na
Income Before Income Taxes	($4,394)	($2,563)	71.4

Net Charge-Offs	$4,653	$961	384.2
Net Interest Margin	4.64%	4.50%
Total Fundings of Loans and Leases	$190,716	$113,323	68.3

At December 31:
Investment in Loans and Leases	$264,827	$154,934	70.9
Allowance for Loan and Lease Losses	(4,587)	(2,441)	87.9
Weighted Average Yield	10.77%	11.52%
Delinquency ratio (30+ days)	2.02%	1.06%

Venture Capital	2001	2000	% Change
Fourth Quarter
Net Interest Income after Provision for Loan Losses	$13	$6	116.7%
Mark to Market Adjustment on Investments	(5,742)	(2,250)	155.2
Other Revenues	89	109	(18.3)
Total Net Revenues	(5,640)	(2,135)	164.2

Operating Expenses	129	120	7.5
Income Before Income Taxes	(5,769)	(2,255)	155.8
Income Taxes	(2,319)	(902)	157.1
Net Income	($3,450)	($1,353)	155.0

Year to Date
Net Interest Income after Provision for Loan Losses	($404)	($598)	(32.4)%
Mark to Market Adjustment on Investments	(10,444)	5,202	(300.8)
Other Revenues	592	364	62.6
Total Net Revenues	(10,256)	4,968	(306.4)

Operating Expenses	661	431	53.4
Income Before Income Taxes	(10,917)	4,537	(340.6)
Income Taxes	(4,368)	1,814	(340.8)
Net Income	($6,549)	$2,723	(340.5)

At December 31:
Investment in Portfolio Companies (cost)	$10,696	$5,206	105.5
Mark to Market Adjustment	(3,936)	6,508	(160.5)
Carrying Value - Portfolio Companies	$6,760	$11,714	(42.3)